Exhibit 99.1

January 9, 2012

James Craig, CFO

Blue Calypso, Inc.

19111 North Dallas Parkway, Suite 200

Dallas, TX 75287

RE:         Revised Extension of Credit Proposal

Dear James,

As a follow up to our letter dated December 8, 2012, and as the current provider of information services to Blue Calypso, Inc., its subsidiaries and affiliates (“BC”), including development of the BC technology platform, Aztec Systems, Inc. (“Aztec”) is prepared to assist BC in its ongoing development efforts by offering to extend credit to BC based on the revised terms set forth in this letter.

The current balance due Aztec as of December 31, 2011 is $254,992.89 (“Current Balance”). With an effective date of January 1, 2012, Aztec will convert the Current Balance to a promissory note to be executed by BC in favor of Aztec for a term of 9 months maturing on September 30, 2012 (the “Note”).

Proposed terms of the Note are as follows:

1.  Principal - Current Balance of $254,992.890.

2.  Interest - 8% per annum

3.  Maturity - 9 months/September 30, 2012

4.  Payments - no monthly payments due; all principal and accumulated interest due at maturity

5.  No penalty for early payment

In addition to the Note, based on a budget not to exceed $60,000 per month, Aztec is willing to extend credit to BC up to a maximum of $30,000 in any single month through March 31, 2012 and to carry the accumulated credit balance at the rate of 8% per annum.  At the end of each month, the Note will be amended to reflect the accumulated principal and interest (the “Additional Balance”).  As part of the terms of this extension of credit and entering into the Note, BC will agree to pay Aztec a minimum flat rate of $30,000 per month beginning as of January 1, 2012 to be applied against its accounts receivable balance.  In the event of default by BC for any reason, Aztec reserves the right in its sole discretion to immediately terminate and discontinue the extension of additional credit.

AUSTIN • DALLAS • OKLAHOMA CITY • TULSA • COSTA RICA

www.aztecsystems.com

We hope you find this proposal in the spirit of our longstanding relationship and look forward to assisting BC as it continues to grow.

Please indicate your acceptance of the proposed terms set forth in the letter by signing the acknowledgement below.  We will then prepare and forward the necessary paperwork to you.  Please do not hesitate to call me with any questions.

Sincerely,

/S/ Andrew Levi

Andrew Levi, CEO

Agreed and accepted this 16th day of January, 2012.

Blue Calypso, Inc.

By:	/S/ James Craig
James Craig, CFO

Confidential Information	Not for Distribution or Dissemination